Exhibit 5.3

November 26, 2012

CONSENT OF GUILLERMO PAREJA

United States Securities and Exchange Commission

Gentlemen:

          In connection with Silver Wheaton Corp.’s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the “Registration Statement”), I, Guillermo Pareja, Ph.D., P.Geo, Manager Mineral Resources, Goldcorp Inc., hereby consent to the use of my name in the Registration Statement and to the inclusion and incorporation by reference in the Registration Statement of the following reports or information derived therefrom:

          1.      Resource estimates of the Peñasquito Operation; and

          2.      Technical report dated December 31, 2010, entitled “Penasquito Polymetallic Operation, Zacatecas State, Mexico NI 43-101 Technical Report” for Silver Wheaton Corp.

Yours truly,

/s/ Guillermo Pareja
Guillermo Pareja, Ph.D., P. Geo
Manager Mineral Resources,
Goldcorp Inc.